CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference of our report dated March 20, 1998, on the audited financial statements of Teletrade, Inc. as of December 31, 1997 and for the year then ended which is included in Form 8-K/A filed by Greg Manning Auctions, Inc. on or about January 13, 1999.

/s/ TRIEN ROSENBERG ROSENBERG WEINBERG CIULLO & FAZZARI LLP


Morristown, New Jersey
January 12, 1999